Exhibit 5.1

June 18, 2014	74579.00001

Sterne, Agee & Leach, Inc.
c/o Sterne Agee & Leach, Inc.
800 Shades Creek Parkway—Suite 700
Birmingham, Alabama 35209

as Representative of the several Underwriters

Re:	General Finance Corporation - Public Offering of 8.125% Senior Notes due 2021

Ladies and Gentlemen:

We have acted as counsel to General Finance Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of $72,000,000 aggregate principal amount of the Company’s 8.125% Senior Notes due 2021 (the “Notes”) to you pursuant to the Underwriting Agreement, dated June 11, 2014 (the “Underwriting Agreement”), among the Company and Sterne Agee & Leach, Inc., as representative of the underwriters named in Schedule I thereto (collectively, the “Underwriters). This opinion is being delivered at the request of the Company pursuant to Section 8(c) of the Underwriting Agreement. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Underwriting Agreement.

As such counsel and for purposes of our opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including, without limitation:

(i)	the Underwriting Agreement;

(ii)
the Shelf Registration Statement on Form S-3 (No. 333-195374) (the “Existing Registration Statement”), filed by the Company on April 18, 2014 with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), as amended by the Pre-Effective Amendment No.1 to the Existing Registration Statement filed by the Company on May 22, 2014 with the SEC under the Securities Act (the “Pre-Effective Amendment” and such registration statement at the time it was declared effective by the Commission being hereinafter referred to as the "Registration Statement");

(iii)	the Base Prospectus, dated June 2, 2014, included in the Registration Statement at the time it was declared effective (the “Base Prospectus”);

(iv)
the Preliminary Prospectus Supplement, dated June 9, 2014, relating to the Notes, as filed with the Commission on June 9, 2014 pursuant to Rule 424(b) under the Securities Act (collectively with the Base Prospectus, the “Preliminary Prospectus”);

(v)
the information contained in the free writing prospectus, dated June 11, 2014, relating to the Notes, as filed with the Commission on June 11, 2014 pursuant to Rule 433 under the Securities Act (collectively with the Preliminary Prospectus, the “Disclosure Package”);

(vi)
the Final Prospectus Supplement, dated June 12, 2014, relating to the Notes, as filed with the Commission on June 12, 2014 pursuant to Rule 424(b) under the Securities Act (collectively with the Base Prospectus, the “Final Prospectus”);

(vii)	the Base Indenture, dated as of the date hereof (the “Base Indenture”), among the Company and Wells Bank, National Association, as trustee (the “Trustee”), relating to the Notes;

(viii)
the First Supplemental Indenture, dated as of the date hereof (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company and the Trustee, relating to the Notes;

(ix)	the Notes;

(x)	the Officer’s Certificate, dated as of the date hereof, of the Company (the “Officer’s Certificate”) delivered to the Underwriters pursuant to Section 8(f) of the Underwriting Agreement;

(xi)
the certificate of the Secretary of State of the State of Delaware as to the formation and good standing of the Company under the laws of the State of Delaware as of June 13, 2014 (the “Company Good Standing Certificate”);

(xii)
the Secretary’s Certificate, dated as of the date hereof, of the Company (the “Secretary’s Certificate”), certifying as to, among other things, the certificate of incorporation and bylaws of the Company as in effect as of the date hereof (the “Company Charter Documents”) and resolutions and/or written consents duly adopted by the board of directors of the Company, certified by a responsible officer of the Company, approving, as applicable, the issuance and sale of the Notes, and the execution and delivery of, and the performance by the Company of its obligations under, the Transaction Documents (as defined below) to which it is a party.

For purposes of this opinion letter, the terms “Registration Statement”, “Base Prospectus”, “Preliminary Prospectus” and “Final Prospectus” shall include the documents incorporated by reference therein as of the effective date of the Registration Statement or the date of such Base Prospectus, Preliminary Prospectus or Final Prospectus, as the case may be. In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

The Underwriting Agreement, the Indenture and the Notes are each referred to herein, individually, as a “Transaction Document” and, collectively, as the “Transaction Documents”.

In such examination and in rendering the opinions expressed below, we have assumed: (i) the due authorization, execution and delivery of all agreements, instruments and other documents by all the parties thereto (other than the Underwriting Agreement, the Indenture and the Notes by the Company); (ii) the genuineness of all signatures on all documents reviewed by us; (iii) the authenticity and completeness of all documents, corporate records, certificates and other instruments reviewed by us; (iv) that photocopy, electronic, certified, conformed, facsimile and other copies reviewed by us of original documents, corporate records, certificates and other instruments reviewed by  us conform to the original documents, corporate records, certificates and other instruments, and that all such original documents were authentic and complete; (v) the legal capacity and competency of all individuals executing documents; (vi) that the Underwriting Agreement and all other Transaction Documents executed in connection with the transactions contemplated thereby are valid and binding obligations of each of the parties thereto (other than the Company), are enforceable against such parties (other than the Indenture and the Notes with respect to the Company) in accordance with their respective terms, and that no such documents have been amended or terminated orally or in writing except as has been disclosed to us; (vii) that there are no agreements or understandings between or among the parties to the Transaction Documents or third parties that would expand, modify or otherwise affect the terms of the Transaction Documents or the respective rights or obligations of the parties thereunder; (viii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion are true and correct and that there have not been any changes in the good standing status of the Company from those reported in the Company Good Standing Certificate; (ix) that the Underwriters have satisfied all regulatory and legal requirements applicable to their activities; and (x) that the rights and remedies set forth in the Transaction Documents will be exercised reasonably and in good faith and were granted without fraud or duress and for good, valuable and adequate consideration and without intent to hinder, delay or defeat any rights of any creditors or equityholders of the Company.  As to all questions of fact material to this opinion, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Company and upon the representations, warranties and covenants contained in the Transaction Documents, including the Underwriting Agreement.

Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this letter.  We do not represent the Company and its subsidiaries with respect to all legal matters or issues.  The Company employs other independent counsel and handles certain legal matters and issues without the assistance of independent counsel.

Statements in these opinions which are qualified by the expression “to our knowledge” or “known to us” or other expressions of like import are limited to the current actual knowledge of the individual attorneys in this Firm who have devoted substantive attention to the representation of the Company.  We have not undertaken any independent investigation to determine the accuracy of any such statement, and any limited inquiry undertaken by us during the preparation of this opinion should not be regarded as such an investigation.  In rendering our opinions set forth in paragraph 6 and clause (a) of paragraph 7 below, we have not made any independent investigation of any court, governmental or regulatory records to determine whether any action, suit, claim or proceeding has been filed or is pending, or whether any such decree, judgment or order has been issued.

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the following opinions:

1. The Company is validly existing as a corporation in good standing under the laws of the State of Delaware, with corporate power and authority to own or lease its properties and conduct its business as described in the Registration Statement, the Disclosure Package and the Final Prospectus, and, based solely on a review of the Foreign Good Standing Certificates set forth on Schedule I attached hereto, as of the date of such certificates indicated on Schedule I,  each of the Company and its domestic subsidiaries is in good standing as a foreign entity in each jurisdiction set forth opposite its name on such schedule.

2. The Underwriting Agreement has been duly authorized, executed and delivered by the Company.

3. The statements in each of the Disclosure Package and the Final Prospectus under the caption “Material U.S. Federal Income Tax Considerations” insofar as they refer to statements of U.S. law or legal conclusions fairly summarize, in all material respects, the information described therein.

4. The Registration Statement, the Disclosure Package and the Final Prospectus (other than the financial statements, notes and schedules thereto included or incorporated by reference therein and other information of a financial or accounting nature or information of a statistical nature derived therefrom included or incorporated by reference therein, as to which we express no opinion), excluding the documents incorporated by reference therein, appear on their face to comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder.

5. Based solely on the notice of effectiveness posted on the SEC website at www.sec.gov, the Registration Statement has been declared effective under the Securities Act. Any required filing of the Preliminary Prospectus or the Final Prospectus, and any supplements thereto prior to the date hereof, pursuant to Rule 424(b) has been made in the manner and within the time period required by Rule 424(b); any required filing of any Issuer Free Writing Prospectus pursuant to Rule 433 has been made in the manner and within the time period required by Rule 433; and based solely on a review of the Company’s EDGAR filings on the SEC website at www.sec.gov, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceeding for that purpose has been instituted or threatened under the Securities Act.

6. No consent, approval, authorization or order, registration or qualification with any United States federal or New York State governmental agency or body or any regulatory authority or, to our knowledge, any New York State or United States federal court is required for the execution, delivery and performance by the Company of its obligations under the Underwriting Agreement and the Indenture and the issuance and sale of the Notes pursuant thereto and the consummation of the transactions contemplated thereby, other than those consents, approvals, authorizations, orders, registrations or qualifications as may be required under the Securities Act, under state securities or Blue Sky laws, any necessary listing application with the Nasdaq Global Market (“Nasdaq”) and under the rules of the Financial Industry Regulatory Authority (“FINRA”) in connection with the purchase and distribution of the Notes by the Underwriters.

7. The execution, delivery and performance by the Company of the Underwriting Agreement and the Indenture, the issuance and sale of the Notes and the consummation of the transactions contemplated thereby by the Company will not (a) result in a breach by the Company or constitute a default by the Company under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or its subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument filed or incorporated by reference as an exhibit to the Company’s Annual Report on Form 10-K for the year ended June 30, 2013 or any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K (“Reviewed Agreements”) and to which the Company or its subsidiaries is a party or by which the Company or its subsidiaries are bound or to which any of the property or assets of the Company or its subsidiaries is subject, or result in an acceleration of obligations of the Company under any of the terms of any of the Reviewed Agreements or cause the Company to violate any federal or New York statute, law, rule or regulation applicable to the Company or the Delaware General Corporation Law or cause the Company to violate any order, writ, judgment or decree of any federal or New York State court or governmental agency or body or any regulatory authority having jurisdiction over the Company or its subsidiaries or any of their respective properties, except as would not, individually or in the aggregate, result in a Material Adverse Effect or (b) result in any violation of the provisions of the Charter Documents.

8. The Indenture has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms; the Indenture has been qualified under the Trust Indenture Act.

9. The statements in each of the Registration Statement, the Disclosure Package and the Prospectus under the captions “Description of the Notes,” and “Description of Debt Securities” in each case insofar as such statements constitute matters of U.S. law or summaries of the Indenture or Notes, other documents  or legal proceedings under such laws, fairly summarize, in all material respects, the information described therein.

10. The Notes have been duly authorized, executed and delivered by the Company and, assuming the due authentication and delivery of the Notes as provided in the Indenture and payment for the Notes by the Underwriters in accordance with the terms of the Indenture and the Underwriting Agreement, constitute valid and legally binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms.

11. The Notes and the Indenture conform in all material respects to the descriptions thereof contained in the Registration Statement, the Disclosure Package and the Prospectus.

12. The Company has an authorized capitalization as set forth under the caption “Capitalization” in the Registration Statement, the Disclosure Package and the Prospectus.

13.         The Company is not and, immediately after giving effect to the offering and the sale of the Notes and the application of the proceeds thereof as described in the Prospectus will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

The opinions expressed herein are subject to the following exceptions, qualifications and limitations:

A. We express no opinion with respect to any of the following (collectively, the “Excluded Laws”):  (i) anti-fraud laws, state securities laws or, except with respect to United States federal securities laws as set forth in paragraphs 4 and 5, United States federal securities laws; (ii) Federal Reserve Board margin regulations; (iii)  pension and employee benefit laws (e.g. ERISA); (iv) the statutes, ordinances, administrative decisions and rules and regulations of counties, towns, municipalities and other political subdivisions (whether created or enabled through legislative action at the United States federal, state or regional level); (v) United States federal or state environmental laws; (vi) United States federal or state land use and subdivision laws; and (vii) United States federal or state tax laws (except with respect to our opinions set forth in paragraph 3 above); and in the case of each of the foregoing, all rules and regulations promulgated thereunder or administrative or judicial decisions with respect thereto.

B. We express no opinion with respect to (i) the truth of the factual representations and warranties contained in any of the Transaction Documents, or (ii) except to the extent set forth in paragraphs 4 and 9, any document, instrument or agreement (including the exhibits and schedules to the Registration Statement or Prospectus) regardless of whether such document or agreement is referred to in the Registration Statement or Prospectus.

C. We express no opinion with respect to the effect that the introduction of extrinsic evidence as to the meaning of any Transaction Document may have on the opinions expressed herein.

D. The opinions in paragraphs 8 and 10 above are subject to the following qualifications and exceptions:

(1)           They are limited by the effect of (a) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law and principles affecting creditors’ rights generally, including, without limitation, fraudulent transfer or fraudulent conveyance laws; (b) public policy considerations, statutes or court decisions that may limit rights to obtain exculpation, indemnification or contribution and (c) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) and the availability of equitable remedies (including, without limitation, specific performance and equitable relief), regardless of whether considered in a proceeding in equity or at law; and

(2)           With reference to, but without limiting in any way, qualification (1) above, certain provisions which could be construed as a penalty or forfeiture, provisions indemnifying a party against liability for its own wrongful or negligent acts or otherwise in cases where indemnification could be considered contrary to public policy (including, without limitation, under federal and state securities laws and regulations as interpreted by applicable governmental authorities), provisions exculpating another party from liability or waiving defenses or other rights, provisions to the effect that terms of the documents may not be waived or modified except in writing, provisions regarding the recovery of attorney fees for a person who is not the prevailing party in a final proceeding, provisions imposing a payment obligation with respect to the Company’s registration obligations and provisions whereby a party purports to ratify acts in advance of the occurrence of such acts, are or may be unenforceable in whole or in part under applicable law; however, subject to the other qualifications stated herein, such unenforceability will not, in our opinion, make the remedies afforded by the Indenture inadequate for the practical realization of remedies upon a material default by the Company.

E. With respect to our opinion set forth in paragraph 1 above, we are relying solely and without independent investigation on our review and examination of the Company Good Standing Certificate, the Foreign Good Standing Certificates and the Secretary’s Certificate and the documents certified to us thereby.

F. In giving our opinions set forth in paragraphs 2, 8 and 10, with respect to the due execution of the Underwriting Agreement and the Indenture, we have relied solely upon the Secretary’s Certificate with respect to the identity and signatures of the signatories.

G. No opinion is expressed herein with respect to (i) the validity or enforceability of any provision contained in the Transaction Documents allowing any party to exercise any remedial rights without notice to the Company, (ii) the validity or enforceability of any waiver of demand by the Company or any waiver of any rights or any defense which as a matter of law or public policy cannot be waived, (iii) the validity or enforceability of any provisions contained in the Transaction Documents purporting to establish evidentiary standards, (iv) the validity or enforceability of any provision of the Transaction Documents which purports to establish the subject matter jurisdiction of the United States District Court to adjudicate any controversy related to any of the Transaction Documents, (v) the validity or enforceability of any provision of the Transaction Documents which purports to entitle any person or entity to specific performance of any provision thereof, (vi) the validity or enforceability of any provision of the Transaction Documents which requires a person or entity to cause another person or entity to take or to refrain from taking action under circumstances in which such person or entity does not control such other person or entity, (vii) the validity or enforceability of any provision of the Transaction Documents insofar as it purports to effect a choice of governing law or choice of forum for the adjudication of disputes, other than (a) the enforceability by a New York State court under New York General Obligations Law Section 5-1401 of the choice of New York State law as the governing law of the Transaction Documents (subject, however, to the extent limited by the Constitution of the United States and by Section 1-105(2) of the New York Uniform Commercial Code), and (b) the enforceability by a New York State court under New York General Obligations Law Section 5-1402 of New York State courts as a non-exclusive forum for the adjudication of disputes with respect to the Transaction Documents, or (viii)  the effectiveness of service of process by mail in any suit, action or proceeding of any nature arising in connection with or in any way relating to any Transaction Document.

H. Our opinions in paragraphs 6 and 7 above are limited solely to laws, rules and regulations (other than the Excluded Laws) that in our experience are generally applicable to transactions in the nature of those contemplated by the Underwriting Agreement and the Indenture between unregulated parties.

I. In addition, we express no opinion as to:

(1)           The acceptance by a Federal court located in the State of New York of jurisdiction of a dispute arising under the Indenture; or

(2)           The effect on our opinion arising out of the status or activities of or laws applicable to holders of the Notes or the Trustee (including, without limitation, laws or regulations applicable to permissible investments by such holders).

J. No opinion is expressed as to the validity or enforceability of any provision of any Transaction Document that (i) requires that waivers or amendments must be in writing in so far as it suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon by the parties or that the doctrine of promissory estoppel might not apply; (ii) waives (a) vague or broadly stated rights, (b) future rights, (c) the benefits of statutory, regulatory or constitutional rights, unless and to the extent that the statute, regulation or constitution expressly allows waiver, (d) unknown future defenses, or (e) rights to damages; (iii) states that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy; (iv) imposes penalties, forfeitures, late payment charges or an increase in interest rate upon delinquency in payment or the occurrence of a default; (v) appoints one party as an attorney-in-fact for an adverse party; or (vi) states that time is of the essence.

K. With respect to our opinion set forth in paragraph 7(a) above with respect to the Reviewed Agreements, we have not reviewed, and express no opinion on, (i) financial covenants or similar provisions requiring financial calculations or determinations to ascertain whether there is any breach of or default under such provisions or (ii) provisions relating to the occurrence of a “material adverse change” or words of similar import.  In addition, our opinions relating to the Reviewed Agreements are subject to the effect on the Reviewed Agreements of (i) the introduction of extrinsic evidence to interpret the terms thereof and (ii) any non-written modifications thereof.  Moreover, our opinions relating to those agreements are based solely upon the plain meaning of their language without regard to interpretation or construction that might be indicated by the laws governing those agreements.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein (including, without limitation, qualification paragraph A with respect to Excluded Laws), we express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this opinion letter, (i) the internal laws of the State of New York, (ii) the Delaware General Corporation Law (the “DGCL”), to the extent set forth in opinion paragraphs 1 and 7 above, and, to the extent the DGCL applies, opinion paragraphs 2, 8 and 10 and (iii) the federal laws of the United States. This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

This opinion is rendered solely to you in connection with the issuance and delivery of the Notes and the other transactions contemplated by the Transaction Documents.  This opinion may not be relied upon by you for any other purpose or delivered to or relied upon by any other person without our express prior written consent (including, without limitation, (a) any person that acquires the Notes from the Underwriters or (b) any purchaser of the Notes procured by the Underwriters); except that you may furnish a copy of this opinion for information (but not reliance): (i) to your independent auditors and your attorneys, (ii) pursuant to order or legal process of any court or governmental agency, and (iii) in connection with any legal action to which you are a party arising out of the issuance and delivery of the Notes and the other transactions contemplated by the Transaction Documents.  This opinion is rendered to you as of the date hereof and is not to be deemed to have been reissued by any subsequent delivery as permitted above, and we assume no obligation to advise you or any other Person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

As required by U.S. Treasury Regulations governing tax practice, you are hereby advised that any written tax advice contained herein was not written or intended to be used (and cannot be used) by any taxpayer for the purpose of avoiding penalties that may be imposed under the Internal Revenue Code; such advice was prepared to support the promotion or marketing of the transactions or matters addressed by the written advice; and any person reviewing this discussion should seek advice based on such person’s particular circumstances from an independent tax advisor.

Very truly yours,

/s/ PAUL HASTINGS LLP

June 18, 2014

Page

Schedule I

Company and Domestic and Foreign Good Standing Certifications

Name	State of Formation	Date of Certification (Domestic)	Foreign Qualifications	Date of Certification (Foreign)
General Finance Corporation	DE	06/02/2014	CA	06/03/2014